SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


                        C U R R E N T   R E P O R T

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


                               March 10, 1997
                             -----------------
               Date of Report (Date Of Earliest Event Reported)


                    FIRST CITIZENS FINANCIAL CORPORATION
                   --------------------------------------
           (Exact Name Of Registrant As Specified In Its Charter)

                                  Delaware
                   -------------------------------------
               (State Or Other Jurisdiction Of Incorporation)

             0-17912                         52-1638667
     ------------------------      --------------------------------
     (Commission File Number)      (IRS Employer Identification No.)

                             22 Firstfield Road
                       Gaithersburg, Maryland  20878
              -----------------------------------------------
            (Address Of Principal Executive Offices) (Zip Code)

                             (301) 527-2400
              ------------------------------------------------
            (Registrant's Telephone Number, including Area Code)

                               NOT APPLICABLE
              ------------------------------------------------
       (Former Name Or Former Address, If Changed Since Last Report)


          ITEM 5.  OTHER EVENTS.

                    On March 10, 1997, First Citizens Financial
          Corporation, a Delaware corporation (the "Company"), and Provident Bankshares Corporation, a Maryland corporation ("Provident"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Company will merge with and into Provident (the "Merger"). The Merger is expected to qualify as a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling of interests. The Merger Agreement also provides that immediately following the Merger, Citizens Savings Bank, F.S.B. ("Citizens Bank"), a federally chartered savings bank and a wholly owned subsidiary of the Company, will be merged (the "Bank Merger") with and into Provident Bank of Maryland ("Provident Bank"), a Maryland-chartered commercial bank and a wholly owned subsidiary of Provident, pursuant to a Subsidiary Agreement and Plan of Merger to be entered into between Citizens Bank and Provident Bank.

                    Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company outstanding on the effective date of the Merger will (subject to certain exceptions) be converted into the right to receive .73 shares of common stock, par value $1.00 per share, of Provident ("Provident Common Stock"), together with the corresponding number of rights attached thereto. No fractional shares of Provident Common Stock will be issued in the Merger, and holders of Company Common Stock who otherwise would be entitled to receive a fractional share of Provident Common Stock will receive a cash payment in lieu thereof. In addition, if the average closing price of Provident Common Stock for the ten trading days immediately preceding receipt of the last regulatory approval for the Merger (determined without regard to any related waiting periods) is below $35.625, the Company may terminate the Merger Agreement unless Provident increases the exchange ratio in the Merger such that the value of Provident Common Stock (based on such average closing price) to be received in the Merger is not less than $26.006 per share of Company Common Stock.

                    Consummation of the Merger is subject to a number of conditions, including, but not limited to, the approval of the Merger Agreement and the Merger by the requisite vote of the stockholders of each of the Company and Provident and the receipt of all required regulatory approvals.

                    At the effective time of the Merger, Provident will cause its board of directors and the board of directors of Provident Bank to be expanded by two directorships, and Herbert Jorgensen, Chairman and CEO of the Company, and Enos Fry, President of the Company, will be appointed directors of Provident and Provident Bank. Mr. Fry will also serve as a Group Manager of Provident pursuant to an employment agreement to be entered into with Provident upon consummation of the Merger, and Mr. Jorgensen will be retained by Provident in a consulting role following the Merger.

                    As a condition to the execution and delivery by Provident of the Merger Agreement, the Company and Provident entered into a Stock Option Agreement, dated as of March 10, 1997 (the "Option Agreement"), pursuant to which the Company granted Provident an irrevocable option (the "Option") to purchase up to 291,388 shares (subject to adjustment as set forth therein) of Company Common Stock at a purchase price of $23.00 per share. The Option will become exercisable only upon the occurrence of certain events described therein, none of which has occurred as of the date hereof. In addition, the Company has agreed to pay a termination fee of $1.7 million to Provident following termination of the Merger Agreement under certain circumstances.

                    The Merger Agreement and the Option Agreement are attached hereto as exhibits and are incorporated herein by reference. The foregoing summaries of the Merger Agreement and the Option Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.


          ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS.

          (c)  Exhibits

                  2.1 Agreement and Plan of Merger, dated as of March 10, 1997, by and between First Citizens Financial Corporation and Provident Bankshares Corporation

                  2.2 Stock Option Agreement, dated as of March 10, 1997, by and between First Citizens Financial Corporation and Provident Bankshares Corporation



                                  SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

          Dated:  March 10, 1997

                                   FIRST CITIZENS FINANCIAL
                                   CORPORATION

                                   By:  /s/  Enos K. Fry
                                       --------------------------
                                   Name:     Enos K. Fry
                                   Title:    Vice Chairman and
                                             President



                                EXHIBIT INDEX

          Exhibit
          Number              Description
          -------             -----------
            2.1               Agreement and Plan of Merger, dated
                              as of March 10, 1997, by and between
                              First Citizens Financial Corporation
                              and Provident Bankshares Corporation

            2.2 Stock Option Agreement, dated as of March 10, 1997, by and between First Citizens Financial Corporation and Provident Bankshares Corporation